FORM OF FEE WAIVER LETTER

GRANDEUR PEAK GLOBAL ADVISORS, LLC

136 S. Main Street, Suite 720

Salt Lake City, UT 84101

________, 2021

Dawn Cotten, President

Financial Investors Trust

1290 Broadway, Suite 1100

Denver, CO 80203

Re:	Expense Limitation Letter Agreement

Dear Ms. Cotten:

This expense limitation letter agreement (the “Letter Agreement”) confirms the agreement of Grandeur Peak Global Advisors, LLC (the “Adviser”) with the Financial Investors Trust (the “Trust”) to contractually limit the total amount of the “Management Fees” and “Other Expenses” that it is entitled to receive from the Grandeur Peak Global Explorer Fund (“Fund”), a series of the Trust.

With respect to the Fund’s Institutional Class shares, to the extent the Total Annual Fund Operating Expenses (as defined in Item 3 of Form N-1A), after such expense reimbursement and/or fee waiver (exclusive of acquired fund fees and expenses, brokerage expenses, interest expense, taxes, and extraordinary expenses) exceed 1.25% of the Fund’s average daily net assets, the Adviser will reduce the Management Fee payable to the Adviser with respect to the Fund to the extent of such excess, and/or shall reimburse the Fund (or class as applicable) by the amount of such excess. The waiver or reimbursement shall be allocated to each class of the Fund in the same manner as the underlying expenses or fees were allocated.

The Adviser further agrees that such fee waivers and reimbursements for the Fund are effective as of December 16, 2021 and shall continue at least through August 31, 2023, with respect to the Fund.

The Adviser will be permitted to recapture, on a class-by-class basis, expenses it has borne through the Letter Agreement to the extent that the Fund’s expenses in later periods fall below the annual rates set forth in the Letter Agreement; provided, however, that such recapture payments do not cause the Fund’s expense ratio (after recapture) to exceed the lesser of (i) the expense cap in effect at the time of the waiver and (ii) the expense cap in effect at the time of the recapture. Notwithstanding the foregoing, the Fund will not pay any such deferred fees and expenses more than three years after the date on which the fee and expenses were deferred, as calculated on a monthly basis.

GRANDEUR PEAK GLOBAL ADVISORS, LLC

By:
Name:
Title:

Acknowledge and accepted by:

FINANCIAL INVESTORS TRUST,
on behalf of the Fund

By:
Name:
Title:

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